Exhibit 99.1

Contacts:

Media Contact	Investor Contact
David Grip	Brian Denyeau
AspenTech	ICR
+1 781-221-5273	+1 646-277-1251
david.grip@aspentech.com	brian.denyeau@icrinc.com

AspenTech Acquires Apex Optimisation, Inventors of
Generic Dynamic Optimisation Technology (GDOT)

Aligns Advanced Process Control with Planning & Scheduling to
Unify Production Optimization

BEDFORD, Mass - February 5, 2018 - Aspen Technology, Inc. (NASDAQ: AZPN), the asset optimization software company, has acquired Apex Optimisation, a European company specializing in Dynamic Optimization and Advanced Process Control.

Apex’s GDOT software aligns Advanced Process Control (APC) with Planning & Scheduling, enabling unified production optimization for refineries and petrochemical companies in complex industrial environments.

GDOT software dynamically processes hundreds of variables to achieve optimization, while driving closer alignment with planning and scheduling. Dynamic coordination captures economic incentives every minute across multiple units, which is critical for refineries and plants where operational complexity and changing conditions are the norm.

Customers using GDOT have experienced increased production, reduced quality variability and lower energy consumption with project paybacks that are measured in months. In addition to short-term economic benefits, dynamic optimization also improves the safety, reliability and operability characteristics of plant assets, contributing to more optimal long-term performance.

In a typical refinery, overall benefits of deploying GDOT can be comparable to those achieved by a significant deployment of APC. A single multi-unit application of GDOT may generate up to $10M per year, and many refineries have several implementations.

Through its ability to track changes in process unit behavior in real time, GDOT supports AspenTech’s Asset Optimization vision, improving the understanding of how changes in engineering models propagate to other areas of Asset Optimization applications -- including Planning & Scheduling, APC, Engineering and Design, as well as broader Supply Chain work processes.

Co-Founders Henrik Terndrup and Klas Dahlgren and their team of world-class dynamic optimization experts will join AspenTech as part of the acquisition.

The Australian services operations of Apex Optimisation will remain an independent entity, trading under the name Greenfern Dynamics Pty.

Supporting Quotes

Antonio Pietri, President & CEO, AspenTech
“Deploying resources more efficiently to optimize the value of assets across the enterprise defines AspenTech’s vision for Asset Optimization. The patented GDOT technology is a proven solution for customers seeking to maximize the efficiency of their operations in the most complex industrial environments. We look forward to Henrik, Klas and their team joining AspenTech, as we continue to push the boundaries of what’s possible in asset optimization.”

Henrik Terndrup, Co-Founder, Apex Optimization
“For years, GDOT has provided the missing link in production optimization for complex industrial plants. AspenTech’s vision for Asset Optimization seamlessly aligns with the work we have done to make possible a unified production optimization environment. We look forward to being part of AspenTech, the world’s premier asset optimization software company, and leveraging the go-to-market resources that will allow GDOT to be more widely deployed around the world.”

Supporting Resources

•	aspenONE APC - Aspen DMC3

•	aspenONE Planning & Scheduling - Aspen PIMS-AO

•	AspenTech customer testimonials

•	AspenTech YouTube channel

About AspenTech
AspenTech is a leading software supplier for optimizing asset performance. Our products thrive in complex, industrial environments where it is critical to optimize the asset design, operation and maintenance lifecycle. AspenTech uniquely combines decades of process modeling expertise with big data machine-learning. Our purpose-built software platform automates knowledge work and builds sustainable competitive advantage by delivering high returns over the entire asset lifecycle. As a result, companies in capital-intensive industries can maximize uptime and push the limits of performance, running their assets faster, safer, longer and greener. Visit AspenTech.com to find out more.

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